Exhibit 4.1

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES LAWS, IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION FOR NON-PUBLIC OFFERINGS.  THIS SECURITY MAY NOT BE SOLD OR TRANSFERRED UNLESS IT IS REGISTERED UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

Issuance Date: February 13, 2009

UNITED ENERGY CORP.

PURCHASE WARRANT

WARRANT (“WARRANT”) TO PURCHASE SHARES OF
COMMON STOCK, $0.01 PAR VALUE PER SHARE

This is to certify that, FOR VALUE RECEIVED, [**] (“Warrantholder”), is entitled to purchase, subject to the provisions of this Warrant, from United Energy Corp., a corporation organized under the laws of Nevada (“Company”), at any time and from time to time commencing from the Issuance Date (“Exercise Date”), but not later than 5:00 P.M., Eastern time, on February 13, 2019 (“Expiration Date”), a total of One Hundred and Fifty Thousand (150,000) shares (“Warrant Shares”) of Common Stock, $0.01 par value (“Common Stock”) of the Company, at an initial exercise price per share of $0.12.  The exercise price in effect from time to time is hereafter called the “Warrant Price”.  The number of Warrant Shares purchasable upon exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time as described herein.

Section 1.  Registration.  The Company shall maintain books for the transfer and registration of the Warrant.  Upon the initial issuance of the Warrant, the Company shall issue and register the Warrant in the name of the Warrantholder.

Section 2.  Transfers.  As provided herein, this Warrant may be transferred only pursuant to a registration statement filed under the Securities Act or an exemption from registration thereunder.  Subject to such restrictions, the Company shall transfer this Warrant from time to time, upon the books to be maintained by the Company for that purpose, upon surrender hereof for transfer properly endorsed or accompanied by appropriate instructions for transfer upon any such transfer, and a new Warrant shall be issued to the transferee and the surrendered Warrant shall be canceled by the Company.

Section 3.  Exercise of Warrant.  (a) Subject to the provisions hereof, the Warrantholder may exercise this Warrant in whole or in part at any time and from time to time on and after the Exercise Date and ending on the Expiration Date, upon surrender of the original of this Warrant, together with delivery of the duly executed Warrant exercise form attached hereto (the “Exercise Agreement”) (which may be by fax), to the Company during normal business hours on any business day at the Company’s principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof), and upon payment to the Company in cash, by certified or official bank check or by wire transfer for the account of the Company of the Warrant Price for the Warrant Shares specified in the Exercise Agreement.  The Warrant Shares so purchased shall be deemed to be issued to the holder hereof or such holder’s designee, as the record owner of such shares, as of the close of business on the date on which the completed Exercise Agreement and original of this Warrant shall have been delivered to the Company (or such later date as may be specified in the Exercise Agreement).  Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Exercise Agreement, shall be delivered to the holder hereof promptly, after this Warrant shall have been so exercised.  The certificates so delivered shall be in such denominations as may be requested by the holder hereof and shall be registered in the name of such holder or such other name as shall be designated by such holder.  If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of such certificates, deliver to the holder a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised.

                                (b)   the holder of this Warrant may, at its election exercised in its sole discretion, exercise this Warrant and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Warrant Price for the Warrant Shares specified in the Exercise Agreement, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a "Cashless Exercise"):

Net Number = (A x B) - (A x C)

        B

For purposes of the foregoing formula:

A= the total number of shares with respect to which this Warrant is then being exercised.

B= the Closing Sale Price of the Common Stock on the trading day immediately preceding the date of the Exercise Agreement.

C= the Warrant Price then in effect at the time of such exercise.

Section 4.  Compliance with the Securities Act of 1933.  Neither this Warrant nor the Common Stock issued upon exercise hereof nor any other security issued or issuable upon exercise of this Warrant may be offered or sold except as provided in this Warrant and in conformity with the Securities Act, as amended, and then only against receipt of an agreement of such person to whom such offer of sale is made to comply with the provisions of this Section 4 with respect to any resale or other disposition of such security.  The Company may cause the legend set forth on the first page of this Warrant to be set forth on each Warrant or similar legend on any security issued or issuable upon exercise of this Warrant unless counsel for the Company is of the opinion as to any such security that such legend is unnecessary.

Section 5.  Payment of Taxes.  The Company will pay any documentary stamp taxes attributable to the initial issuance of Warrant Shares issuable upon the exercise of the Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other than that of the registered holder of this Warrant in respect of which such shares are issued.  The holder shall be responsible for income taxes due under federal or state law, if any such tax is due.

Section 6.  Mutilated or Missing Warrants.  In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Company shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of the Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if reasonably requested by the Company.

Section 7.  Reservation of Common Stock.  The Company hereby represents and warrants that there have been reserved, and the Company shall at all applicable times keep reserved, out of the authorized and unissued Common Stock, a number of shares sufficient to provide for the exercise of the rights of purchase represented by the Warrant in full (without regard to any restrictions on beneficial ownership contained herein), and the transfer agent for the Common Stock, including every subsequent transfer agent for the Common Stock or other shares of the Company’s capital stock issuable upon the exercise of any of the right of purchase aforesaid (“Transfer Agent”), shall be irrevocably authorized and directed at all times to reserve such number of authorized and unissued shares of Common Stock as shall be requisite for such purpose.  The Company agrees that all Warrant Shares issued upon exercise of the Warrant in accordance with its terms shall be, at the time of delivery of the certificates for such Warrant Shares, duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company.  The Company will supply from time to time the Transfer Agent with duly executed stock certificates required to honor the outstanding Warrant.

Section 8.  Warrant Price.  The Warrant Price, subject to adjustment as provided in Section 9, shall, if payment is made in cash or by certified check, be payable in lawful money of the United States of America.

Section 9.  Adjustment of Warrant Exercise Price and Number Of Shares.  The Warrant Price and the number of shares of Common Stock issuable upon exercise of this Warrant shall be adjusted from time to time as follows:

(a)       If the Company or any of its subsidiaries shall at any time or from time to time while the Warrant is outstanding, pay a dividend or make a distribution on its capital stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the number of Warrant Shares purchasable upon exercise of the Warrant and the Warrant Price in effect immediately prior to the date upon which such change shall become effective, shall be adjusted by the Company so that the Warrantholder thereafter exercising the Warrant shall be entitled to receive the number of shares of Common Stock or other capital stock which the Warrantholder would have received if the Warrant had been exercised immediately prior to such event.  Such adjustment shall be made successively whenever any event listed above shall occur.

(b)      If any capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby each Warrantholder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of the Warrant, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Warrant Shares equal to the number of Warrant Shares immediately theretofore issuable upon exercise of the Warrant, had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of each Warrantholder to the end that the provisions hereof (including, without limitations, provision for adjustment of the Warrant Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or properties thereafter deliverable upon the exercise hereof.  The Company shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume, by written instrument executed and delivered to the Company, the obligation to deliver to the holder of the Warrant such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase and the other obligations under this Warrant.  The provisions of this paragraph (b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

(c)       In case the Company shall fix a record date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness or assets or subscription rights or warrants, the Warrant Price to be in effect after such record date shall be determined by multiplying the Warrant Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Closing Sale Price of Common Stock on such record date, less the fair market value (on a per share basis) (as determined by the Company’s Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Closing Sale Price of Common Stock on such record date.  Such adjustment shall be made successively whenever such a record date is fixed.

(d)      In the event that, as a result of an adjustment made pursuant to this Section 9, the holder of this Warrant shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Warrant.

(e)       In the event of any adjustment pursuant to this Section 9 in the number of Warrant Shares issuable hereunder upon exercise, the Warrant Price shall be inversely proportionately increased or decreased, as the case may be, such that the aggregate purchase price for Warrant Shares upon full exercise of this Warrant shall remain the same.  Similarly, in the event of any adjustment in the Warrant Price, the number of Warrant Shares issuable hereunder upon exercise shall be inversely proportionately increased or decreased, as the case may be, such that the aggregate purchase price for Warrant Shares upon full exercise of this Warrant shall remain the same.

Section 10.   Fractional Interest. The Company shall not be required to issue fractions of Warrant Shares upon the exercise of the Warrant.   If any fraction of a Warrant Share would, except for the provisions of this Section, be issuable upon the exercise of the Warrant (or specified portions thereof), the Company shall round such calculation to the nearest whole number and disregard the fraction.

Section 11.   Benefits.  Nothing in this Warrant shall be construed to give any person, firm or corporation (other than the Company and the Warrantholder) any legal or equitable right, remedy or claim, it being agreed that this Warrant shall be for the sole and exclusive benefit of the Company and the Warrantholder.

Section 12.   Notices to Warrantholder.  Upon the happening of any event requiring an adjustment of the Warrant Price, the Company shall forthwith give written notice thereof to the Warrantholder at the address appearing in the records of the Company, stating the adjusted Warrant Price and the adjusted number of Warrant Shares resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  In the event of a dispute with respect to any such calculation, the certificate of the Company’s independent certified public accountants shall be conclusive evidence of the correctness of any computation made, absent manifest error.  Failure to give such notice to the Warrantholder or any defect therein shall not affect the legality or validity of the subject adjustment.  At the Warrantholder’s request, the Company shall deliver to the Warrantholder as of a requested date a notice specifying the Warrant Price and the number of Warrant Shares into which this Warrant is exercisable as of such date.

Section 13.   [Intentionally Omitted]

Section 14.   Notices.  Any notice pursuant hereto to be given or made by the Warrantholder to or on the Company shall be sufficiently given or made if delivered personally or by facsimile or if sent by an internationally recognized courier, addressed as follows:

If to the Company:

United Energy Corporation
600 Meadowlands Parkway
No. 20
Secaucus, New Jersey 07094
Att:  Ronald Wilen, Executive Vice President

With a copy to:

Silverman Sclar Shin & Byrne PLLC
381 Park Avenue South, 16th Floor
New York, New York 10016
Att:  Peter R. Silverman, Esq.

or such other address as the Company may specify in writing by notice to the Warrantholder complying as to delivery with the terms of this Section 14.

Any notice pursuant hereto to be given or made by the Company to or on the Warrantholder shall be sufficiently given or made if personally delivered or if sent by an internationally recognized courier service by overnight or two-day service, to the address set forth on the books of the Company or, as to each of the Company and the Warrantholder, at such other address as shall be designated by such party by written notice to the other party complying as to delivery with the terms of this Section 14.

All such notices, requests, demands, directions and other communications shall, when sent by courier, be effective two (2) days after delivery to such courier as provided and addressed as aforesaid.  All faxes shall be effective upon receipt.

Section 15.   [Intentionally Omitted]

Section 16.   Successors.  All the covenants and provisions hereof by or for the benefit of the Warrantholder shall bind and inure to the benefit of its respective successors and assigns hereunder.

Section 17.   Governing Law.  This Warrant shall be deemed to be a contract made under the laws of the State of New York, without giving effect to its conflict of law principles, and for all purposes shall be construed in accordance with the laws of said State.

Section 18.   Exercise Limitations. Notwithstanding anything to the contrary contained herein, in no event shall the Warrantholder be entitled to exercise this Warrant for a number of Warrant Shares in excess of the number of Warrant Shares, which upon giving effect to such exercise, would cause the aggregate number of shares of Common Stock beneficially owned by such holder and its affiliates to exceed 9.99% of the outstanding shares of Common Stock following such exercise.  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable (i) upon exercise of the remaining unexercised Warrant beneficially owned by such holder and its affiliates and (ii) upon conversion or exercise of the unconverted or unexercised portion of any other securities of the Company beneficially owned by such holder and its affiliates subject to a limitation on conversion or exercise analogous to the limitation contained in this paragraph.  Except as set forth in the preceding sentence, for purposes of this paragraph beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.  For purposes of this paragraph, in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 10-Q or Form 10-K, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding.  For any reason at any time, upon the written or oral request of any holder, the Company shall within one (1) Business Day confirm orally and in writing to any such holder the number of shares Common Stock then outstanding.  In any case, the number of outstanding shares of  Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Warrant, by such holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  The Holder may waive the limitations set forth herein by sixty-one (61) days written notice to the Company.

Section 19.   Replacement Warrants.  The Company agrees that within five (5) Business Days after any request from time to time of the Warrantholder, it shall deliver to such holder a new Warrant in substitution of this Warrant which is identical in all respects except that the then Warrant Price shall be appropriately specified in the Warrant, and the Warrant shall specify the fixed number of Warrant Shares into which this Warrant is then exercisable.  Such changes are intended not as amendments to the Warrant but only as clarification of the foregoing numbers for convenience purposes, and such changes shall not affect any provisions concerning adjustments to the Warrant Price or number of Warrant Shares contained herein.

Section 20.  Absolute Obligation to Issue Warrant Shares.  The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the holder hereof to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the holder hereof or any other Person of any obligation to the Company or any violation or alleged violation of law by the holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the holder hereof in connection with the issuance of Warrant Shares.  The Company will at no time close its shareholder books or records in any manner which interferes with the timely exercise of this Warrant.

Section 21.   Assignment.  This Warrant and the rights granted hereunder shall be assignable by the Warrantholder without the consent of the Company.

Section 22.   Judicial Proceedings.  Any legal action, suit or proceeding brought against the Company with respect to this Warrant may be brought in any federal court of the Southern District of New York or any state court located in New York County, State of New York, and by execution and delivery of this Warrant, the Company hereby irrevocably and unconditionally waives any claim (by way of motion, as a defense or otherwise) of improper venue, that it is not subject personally to the jurisdiction of such court, that such courts are an inconvenient forum or that this Warrant or the subject matter may not be enforced in or by such court.  The Company hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts in any such action, suit or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, at its address set forth or provided for in Section 14, such service to become effective 10 days after such mailing.  Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or commence legal proceedings or otherwise proceed against any other party in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section.  The Company irrevocably submits to the exclusive jurisdiction of the aforementioned courts in such action, suit or proceeding.

Section 23.   DEFINITIONS:  The following words and terms as used in this Warrant shall have the following meanings:

(i)       “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

(ii)      “Closing Sale Price” means, for any security, the closing sale price per such security as reported by the Principal Market on the trading day immediately preceding the date on which such value is being determined.

(iii)     “Issuance Date” means the date on which this Warrant is issued to the Warrantholder as is set forth on the first page of the Warrant.

(iv)     “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(v)      “Principal Market” means, with respect to any security, the principal securities exchange or trading market on which such security is traded.

(vi)     “Securities Act” means the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the date first written above.

UNITED ENERGY CORP.

By:
Name:
Title: